Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES F CONVERTIBLE PREFERRED STOCK

OF

ALTERNUS CLEAN ENERGY, INC.

AS AMENDED AND RESTATED

Alternus Clean Energy, Inc., a Delaware corporation (the "Company") certifies that pursuant to the authority contained in ARTICLE IV of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the Board of Directors of the Company (the "Board of Directors"), by unanimous written consent in lieu of a meeting effective July 30, 2026, duly approved and adopted the following resolution, which resolution shall be in full force and effect on August 3, 2026 at 12:01 am hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby authorize and provide for the issue of a series of preferred stock, having a par value of $0.0001 per share, which shall be designated as Series F Convertible Preferred Stock, and which shall have the voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

1.     Designation, Amount and Rank.

a. The Preferred Stock authorized under this Certificate of Designation shall be designated as the Series F Convertible Preferred Stock (the “Series F Convertible Preferred”), and the number of shares so designated shall be 15,750 having a value of One Thousand Dollars ($1,000.00) per share and $0.0001 par value per share and, subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series F Convertible Preferred or the underlying Common Stock, and which number shall not be subject to increase without the consent of each holder of the Series F Convertible Preferred (each, a “Holder”, and collectively, the “Holders”).

b. The Series F Convertible Preferred shall, with respect to dividends and distributions upon liquidation, dissolution or winding up of the Company, rank senior to the Series A Super Voting Preferred Stock, and junior to the Series B, C, D and E Convertible Preferred Stock and all classes of Common Stock (the “Senior Securities”).

2.     Dividends. The Holders of the Series F Convertible Preferred shall not be entitled to receive any dividend payment.

3.   Voting Rights. The holders of Series F Convertible Preferred do not have any right to cast a vote on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting). Notwithstanding the foregoing, the Company shall not, without the prior written consent of the holders of a majority of the then outstanding shares of Series F Convertible Preferred, (i) amend, alter, or repeal any provision of this Certificate of Designation or the Certificate of Incorporation in a manner that adversely affects the rights, preferences, or privileges of the Series F Convertible Preferred, (ii) create or authorize any additional class or series of capital stock that ranks senior to or pari passu with the Series F Convertible Preferred, (iii) increase or decrease the authorized number of shares of Series F Convertible Preferred, (iv) effect any merger, consolidation, or sale of all or substantially all of the Company's assets, or (v) declare or pay any dividends on Common Stock.

4.     Liquidation.

a. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (“Liquidation”), the holders of record of the shares of the Series F Convertible Preferred shall be entitled to receive assets and funds before the Series A Super Voting Preferred Stock, and after the Senior Securities. If, upon such Liquidation, the assets of the Company available for distribution to the holders of Senior Securities shall be insufficient to permit payment in full to the holders of the Senior Securities, then no distribution shall be made to the Series F Convertible Preferred. If, upon such Liquidation, the assets of the Company available for distribution to the holders of Senior Securities shall be sufficient, but insufficient to permit payment in full to the holders of the Series F Convertible Preferred, then the entire assets and funds of the Company legally available for distribution to the Series F Convertible Preferred then outstanding shall be distributed ratably among the holders of the Series F Convertible Preferred based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series F Convertible Preferred.

b. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

5.    Mechanics of Conversion. Each single one (1) share of Series F Convertible Preferred shall automatically convert into a number of fully paid and non-assessable shares of Common Stock equal to the value of each share ($1,000), divided by the Conversion Price (as defined below), upon the date determined by the Board of Directors, in its reasonable discretion, following the Company’s receipt of conditional approval from the national stock exchange on which the Company’s Common Stock is to be listed (such listing, the “Uplist”), which date shall be no fewer than five (5) Business Days and no more than ten (10) Business Days prior to the effective date of the Uplist (the “Conversion Date”); provided, that the Board of Directors shall effect such conversion promptly following receipt of conditional approval and in sufficient time to permit the Company’s transfer agent to issue the underlying shares of Common Stock and update the Company’s shareholder records prior to the submission deadline imposed by such national stock exchange.

6.    Restriction on Conversion by Either the Holder(s) or the Company. Notwithstanding anything herein to the contrary, in no event shall the Holder(s) have the right or the Company be required to convert, as applicable, shares of Series F Convertible Preferred if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Holder(s) and its Affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the shareholder(s) for purposes of Section 13(d) of the 1934 Act, would exceed 9.99% of the outstanding shares of the Common Stock following such conversion (including for such purpose the shares of Common Stock issuable upon such conversion). For purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock. If the Company is restricted pursuant to this paragraph, the Company shall convert shares of Series F Convertible Preferred on the next available trading day after such beneficial ownership has fallen below 9.99%.

7.   Registration Rights. The Company shall include the Common Stock as would be converted hereunder in a registration statement to be filed with the Securities and Exchange Commission on Form S-1 within 3 months of the Original Issue Date and to have such registration statement (as amended) declared effective by the Commission under the Securities Act as soon as practicable thereafter and no later than thirty (30) days after filing in the event the Commission does not review the filing. In the event the Company fails to satisfy its obligations under this Section 7, the Company shall pay to the Investor, as liquidated damages and not as a penalty, an amount equal to one percent (1%) of the Subscription Amount (a) upon such failure and (b) per month (pro-rated for partial months) until such obligations are satisfied. .

8.   Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Series F Convertible Preferred and free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of Series F Convertible Preferred , not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments of Section 9) upon the conversion of all outstanding shares of Series F Convertible Preferred (without regard to any limitations on conversion). The Company shall, from time to time in accordance with Delaware law, take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series F Convertible Preferred. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable. The Company further covenants that it shall use commercially reasonable efforts to cause the Uplist to occur as promptly as practicable.

9.     Conversion Price.

a.         Conversion Price. The Conversion Price means the closing price of the Common Stock on the last trading day prior to the Conversion Date.

b. Notice of Certain Events. If:

(i)         the Company shall declare a dividend (or any other distribution) on its Common Stock;

(ii)         the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock;

(iii)         the Company shall authorize the granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

(iv)         the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v)         the Company shall authorize the Liquidation of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of the conversion of the Series F Convertible Preferred , and shall cause to be delivered to the Holders at the address specified herein, at least 30 (thirty) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any immaterial, inadvertent defect in the content thereof shall not affect the validity of the corporate action required to be specified in such notice so long as the Company uses commercially reasonable efforts to promptly cure such failure or defect; provided, further, that any intentional failure by the Company to provide such notice shall entitle the Holders to seek injunctive relief to delay such corporate action until proper notice is given. Nothing herein shall prohibit the Holders from converting shares of Series F Convertible Preferred held by such Holder during the 30-day period commencing on the date of such notice to the effective date of the event triggering such notice.

10.      Transferability. The holders of the Series F Convertible Preferred shall be entitled, at their option and at any time, to transfer the Series F Convertible Preferred to a third party, provided that such third party is an accredited investor and shall accept all terms and conditions set forth in this Designation of Series F Convertible Preferred Stock.

11.    Redemption. Neither the Company nor the holders of the Series F Convertible Preferred shall have any right at any time to require the redemption of any of the shares of Series F Convertible Preferred, except upon and by reason of any liquidation, dissolution or winding-up of the Company, as and to the extent herein provided.

12.      Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the Company’s common stock, $0.0001 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Original Issue Date” shall mean the date of the actual issuance of shares of the Series F Convertible Preferred to the Holder, regardless of the number of transfers of any particular shares of Series F Convertible Preferred and regardless of the number of certificates which may be issued to evidence such Series F Convertible Preferred.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Underlying Shares” means the number of shares of Common Stock into which the Series F Convertible Preferred are convertible in accordance with the terms hereof.

13.   Notices. Except as otherwise provided in the event of conversion of shares of Series F Convertible Preferred, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by electronic mail (with confirmation) at the email address designated below (if received by 6:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 6:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to (i) the Company, to Alternus Clean Energy, Inc., 17 State Street, Suite 4000, New York, NY 10004, email: legal@alternusenergy.com and (ii) if the Holder, at its respective addresses set forth in the books and records of the Company, or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

14.   Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the shares of Series F Convertible Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series F Convertible Preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series F Convertible Preferred into Common Stock.

15.      Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), but not including the Subscription Agreement, whose terms, conditions and remedies shall not be a part of the rights of the Holders as holders of Series F Convertible Preferred . No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Series F Convertible Preferred that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series F Convertible Preferred and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series F Convertible Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

16.      Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

17.     Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Series F Convertible Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18.     Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series F Convertible Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

19.     Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon conversion of the Series F Convertible Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

20.    Shares Owned by Company Deemed Not Outstanding. In determining whether the Holders of the outstanding shares of Series F Convertible Preferred have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series F Convertible Preferred which are owned by the Company or any other obligor thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided, that any Series F Convertible Preferred owned by the Holders shall be deemed outstanding for purposes of making such a determination. Shares of the Series F Convertible Preferred so owned which have been pledged in good faith may be regarded as outstanding if (i) the pledgee establishes to the satisfaction of the Holders and the Company the pledgee’s right so to act with respect to such shares and (ii) the pledgee is not the Company or any other obligor of the Company.

21.      Communications. The holders of the Series F Convertible Preferred shall be entitled to receive, and the Company shall deliver pursuant to Section 13 hereof, all communications sent by the Company to the holders of the Common Stock.

22.    Reacquired Shares. Any shares of Series F Convertible Preferred purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company’s Series F Convertible Preferred and shall be retired promptly after the acquisition thereof. All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the General Corporation Law of the state of Delaware), authorized but unissued shares of Preferred Stock.

23.      Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, Alternus Clean Energy, Inc. has caused this Certificate of Designation to be signed by its Chief Executive Officer on this 31st day of July, 2026.

By:	/s/ Vincent Browne
Name: Vincent Browne
Title: Chief Executive Officer